Exhibit 99.1

Contact:	Alexion Pharmaceuticals, Inc. David Keiser President & COO 203-272-2596	Noonan Russo Matt Haines (Media) 212-845-4235	Rx Communications Rhonda Chiger (Investor) 917-322-2569

Alexion Pharmaceuticals Reports First Quarter 2006 Results

– Positive Results from the PNH TRIUMPH Phase III Study Highlights Period –

Cheshire, Conn., April 27, 2006 – Alexion Pharmaceuticals, Inc. (NASDAQ: ALXN) today announced financial results for its first quarter ended March 31, 2006.

For the period ended March 31, 2006, Alexion (the “Company”) reported revenues of $0.8 million and a net loss of $27.2 million, resulting in a basic and diluted loss per share of $0.88.

For the period ended March 31, 2006, the Company reported revenues of $0.8 million compared to $0.6 million for the same period last year. Compared to last year, the Company had increased activity related to government funded research grants.

Total reported operating expenses for the three-month period ended March 31, 2006, were $29.4 million. This compares to $25.0 million for the same period last year. Due to changes in GAAP between the two periods, the $29.4 million amount includes a $3.2 million expense for share-based compensation, whereas the $25.0 million amount does not include share-based compensation expense. Research and development expenses were $21.2 million compared to 20.3 million for the same period last year. General and administrative expenses were $8.1 million compared to $4.8 million for the same period last year.

Adjusted to exclude share-based compensation expenses, total operating expenses for the period were $26.2 million (non-GAAP, due to the adjustment) compared to $25.0 million in the same period last year. Adjusted to exclude share-based compensation expenses, the Company’s research and development expenses for the three-month period ended March 31, 2006, was $19.3 million (non-GAAP, due to the adjustment) compared to $20.3 million for the same period last year. The decrease in research and development expenses resulted primarily from lower spending related to the pexelizumab programs, partially offset by higher payroll and benefits costs to support our research and development activities and for the SHEPHERD and Extension studies related to Soliris™ development. Adjusted to exclude share-based compensation expenses, the Company’s general and administrative expenses were $6.9 million (non-GAAP, due to the adjustment) for the three months ended March 31, 2006 compared to $4.8 million for the same period last year. The increase resulted principally from increased headcount dedicated to commercial development activities and higher professional fees principally for patent, commercial and technology activities.

The Company posted investment income for the period of $2.0 million compared to $1.7 million for the same period last year, reflecting higher market interest rates. Interest expense was $0.7 million for the three months ended March 31, 2006, compared to $0.8 million for the same period last year. The decrease in interest expense is attributable to the lower interest rate for the 1.375% convertible senior notes as compared to the 5.75% interest rate on the convertible subordinated notes, which were repaid in March 2005. During the three-month period ended March 31, 2005 we recorded a loss from early extinguishment of the 5.75% Notes, which consisted of the write-off of the remaining balance of the deferred financing costs of approximately $1.2 million and the redemption premium of approximately $2.0 million.

The Company incurred a non-GAAP net loss for the period of $24.1 million, or $0.78 per common share, versus a net loss of $26.6 million, or $0.95 per common share, for the same period last year.

As of March 31, 2006, Alexion had approximately $189.3 million in cash, cash equivalents, and marketable securities as compared to $212.5 million at December 31, 2005.

Non-GAAP Financial Information - Non-GAAP financial information is utilized by Alexion’s management to better understand the comparative operating performance of the company. A reconciliation between non-GAAP financial measures and GAAP financial measures is included in the table accompanying this press release after the unaudited Selected Financial Data.

Soliris™ (eculizumab) for PNH

On January 26, 2006, the Company announced positive results from its TRIUMPH Phase III pivotal trial with its lead drug candidate Soliris™ (eculizumab) in the orphan blood disorder Paroxysmal Nocturnal Hemoglobinuria (“PNH”). The trial met the co-primary endpoints of transfusion rate and hemoglobin stabilization with statistical significance. All secondary endpoints were also achieved with statistical significance. The companion SHEPHERD open-label Phase III trial is progressing according to plan. SHEPHERD is aimed at providing safety and additional efficacy data for Soliris™ in PNH. The Company is currently compiling applications for regulatory approval to market Soliris™ for PNH in the United States and Europe.

“During this quarter, we have continued to make progress with moving Soliris™ toward commercialization,” said Leonard Bell, M.D., Chief Executive Officer of Alexion. “The fully enrolled SHEPHERD Phase III trial is on-going, with preliminary interim results expected in the latter part of the first half of this year, and complete trial results expected before year-end. In addition, we expect scientific presentations and publications from the already completed TRIUMPH trial later this year. We remain on track to submit marketing applications for Soliris™ in both the United States and Europe during the second half of the year. Furthermore, we are continuing to ramp up pre-launch preparations for Soliris™ in both the U.S and Europe. Importantly, as we turn to consider commercialization activities outside of the United States and Europe, we have also shored up our proprietary position in Asia with the issuance from the Japanese patent office of a key methods and composition patent for Soliris™.”

Conference Call/Web cast Information

Alexion will host a conference call/webcast to discuss matters mentioned in this release. The call is scheduled for today, April 27th at 9:00 a.m., Eastern Time. To participate in this call, dial 719-457-2629, confirmation code 4602251, shortly before 9:00 a.m., Eastern Time. A replay of the call will be available for a limited period following the call, beginning at 12:00 p.m. today. The replay number is 719-457-0820, confirmation code 4602251. The webcast can be accessed at: www.alexionpharm.com.

About Alexion

Alexion Pharmaceuticals is a biotechnology company working to develop and deliver life-changing drug therapies for patients with serious and life-threatening medical conditions. Alexion is engaged in the discovery and development of therapeutic products aimed at treating patients with a wide array of severe disease states, including hematologic diseases, cancer, and autoimmune disorders. Alexion’s two lead product candidates, eculizumab and pexelizumab, are currently undergoing evaluation in several clinical development programs, including two Phase III trials of Soliris™ (eculizumab) for the treatment of paroxysmal nocturnal hemoglobinuria (PNH). Under the Special Protocol Assessment (SPA) process, the FDA has agreed to the design of protocols for the two trials of Soliris™ (eculizumab) in PNH patients that could, if successful, serve as the primary basis of review for approval of a licensing application for eculizumab in the PNH indication. On January 26, 2006, Alexion announced that the first of those two PNH trials, the TRIUMPH study, achieved its co-primary endpoints with statistical significance. The Company’s Phase III PRIMO-CABG2 trial of pexelizumab in coronary artery bypass graft (CABG) surgery patients undergoing cardiopulmonary bypass (CPB) did not achieve its primary endpoint, and results are unlikely to be sufficient for filing for licensing approval of pexelizumab in that indication. The Company has determined to finalize its ongoing Phase III APEX-AMI trial of pexelizumab in acute myocardial infarction (AMI) patients with fewer patients than originally planned. The anticipated timing of completion of the APEX-AMI trial will be announced after further discussion with Procter & Gamble Pharmaceuticals (P&G), Alexion’s pexelizumab collaborator, and after new definitive determinations have been made. Although the APEX-AMI trial is the subject of an SPA, the number of patients actually enrolled may not be sufficient for the FDA to consider the trial compliant with the SPA. In such event, if results of the APEX-AMI trial are successful, Alexion may still seek approval to market pexelizumab in the AMI indication, but the FDA regulatory process may not be subject to any benefits of the SPA process. This press release and further information about Alexion Pharmaceuticals, Inc. can be found at: http://www.alexionpharm.com.

This news release contains forward-looking statements, including statements related to characterization of clinical trial results, timing of announcement of clinical trial results, commercial potential of Alexion’s drug candidates, the progression of Alexion’s drug candidates towards commercial sales and timing for submission of, and decisions with respect to, marketing applications for Soliris™(eculizumab). Forward-looking statements are subject to factors that may cause Alexion’s results and plans to differ from those expected, including delays in completion of ongoing clinical trials, delays in completion of analysis of clinical trial results, timing and evaluation by regulatory agencies of the results of these and other clinical trials, the results of pre-clinical or clinical studies (including termination or delay in clinical programs), the need for additional research and testing, decision of the FDA or other regulatory authorities not to approve (or to materially limit) marketing of one or both of Alexion’s two drug candidates, delays in arranging satisfactory manufacturing capability, inability to acquire funding on timely and satisfactory terms, delays in developing or adverse changes in commercial relationships, the possibility that results of earlier clinical trials are not predictive of safety and efficacy results in later clinical trials, dependence on Procter & Gamble Pharmaceuticals for development and commercialization of pexelizumab, the risk that third parties won’t agree to license any necessary intellectual property to us on reasonable terms, and a variety of other risks set forth from time to time in Alexion’s filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Alexion’s Transition Report on Form 10-K/T for the five-month transition period ended December 31, 2005 and in our other filings with the Securities and Exchange Commission. P&GP retains the development rights and the termination rights discussed in Alexion’s Form 10-K/T referred to above. Alexion does not intend to update any of these forward- looking statements to reflect events or circumstances after the date hereof, except when a duty arises under law.

(Tables Follow)

ALEXION PHARMACEUTICALS, INC.

Selected Financial Data

(Unaudited)

(Amounts in thousands, except per share amounts)

(in thousands, except per share data)

Consolidated Statements of Operations Data:

	Three Months Ended March 31,
	2006	2005
Revenues	$768	$565

Operating expenses:
Research and development	21,214	20,277
General and administrative	8,146	4,769

Total operating expenses	29,360	25,046

Operating loss	(28,592)	(24,481)

Other income (expense):
Investment income	1,963	1,686
Interest expense	(688)	(831)
Loss on early extinguishment of debt	—	(3,184)

Total other income (expense)	1,275	(2,329)

State tax benefit	90	229

Net Loss	$(27,227)	$(26,581)

Basic and diluted net loss per common share	$(0.88)	$(0.95)

Shares used in computing net loss per common share	30,991	27,925

Consolidated Balance Sheet Data:

	As of
	March 31, 2006	December 31, 2005
Cash, cash equivalents, and marketable securities	$189,271	$212,456
Total assets	237,924	262,711
Total stockholders’ equity	63,215	81,890

The following table represents a reconciliation of GAAP to non-GAAP financial information related to share-based compensation for the periods ended March 31, 2006 and 2005:

	Reported Amounts	Share-Based Compensation Adjustment	Excluding Share-Based Compensation
March 31, 2006
Research and development	$21,214	$(1,880)	$19,334
General and administrative	8,146	(1,286)	6,860
Operating expenses	29,360	(3,166)	26,194
Operating loss	(28,592)	3,166	(25,426)
Net loss	(27,227)	3,166	(24,061)

Basic and diluted net loss per share	$(0.88)	$0.10	$(0.78)

March 31, 2005
Research and development	$20,277	$—	$20,277
General and administrative	4,769	—	4,769
Operating expenses	25,046	—	25,046
Operating loss	(24,481)	—	(24,481)
Net loss	(26,581)	—	(26,581)

Basic and diluted net loss per share	$(0.95)	—	$(0.95)

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